Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended May 31, 2011

(Dollars in millions)

May 2011
Domestic Card Metrics(1)
Net principal charge-offs(2)	$217
Average loans held for investment	$53,752
Annualized net charge-off rate(2) (3)	4.84%
30+ day delinquencies	$1,793
Period-end loans held for investment	$54,061
30+ day delinquency rate(4)	3.32%

International Card Metrics(1)
Net principal charge-offs	$51
Average loans held for investment	$8,971
Annualized net charge-off rate(3)	6.84%
30+ day delinquencies	$478
Period-end loans held for investment	$8,797
30+ day delinquency rate(4)	5.43%

Auto Finance Metrics(1)
Net principal charge-offs	$14
Average loans held for investment	$18,770
Annualized net charge-off rate(3)	0.90%
30+ day delinquencies	$1,199
Period-end loans held for investment	$18,874
30+ day delinquency rate(4)	6.35%

(1)

Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(2)

In April 2011, we experienced a three-day delay in the receipt of bankruptcy notifications due to third-party vendor processing issues. As a result, we estimated that our net charge-offs for April 2011 were lower than they otherwise would have been by approximately $6 million to $8 million. These charge-offs are reflected in our May 2011 net charge-offs. Although the timing of these charge-offs affected our April and May 2011 net charge-off amounts, it will have no impact on our total net charge-offs for the second quarter of 2011.

(3)	Calculated by loan category by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category.
(4)	Calculated by loan category by dividing 30+ day delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.

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